Exhibit 23.2

[Letterhead of Norton Rose Fulbright Canada LLP]

October 19, 2018

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada, M5T 2J5
Dear Sirs/Mesdames:
Re:	Royal Bank of Canada – Structured Warrants

Royal Bank of Canada, a bank organized under the laws of Canada (the “Bank”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, file number 333-227001, for the purpose of registering under the Securities Act of 1933, as amended, among other securities, the Bank’s Structured Warrants (the “Warrants”), to be issued from time to time pursuant to the Indenture, dated as of October 19, 2018, between the Bank and The Bank of New York Mellon, as Trustee.

We hereby consent to any reference to us, in our capacity as Canadian tax counsel to the Bank, or any opinion of ours delivered in that capacity in a product supplement, product prospectus supplement or pricing supplement relating to the offer and sale of any particular Warrant or Warrants prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Norton Rose Fulbright Canada LLP